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                                                                    Exhibit 99.2
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                                   ACTV, Inc.

                            1999 Stock Incentive Plan

1. THE PLAN

a) Purpose. This ACTV, Inc. 1999 Stock Incentive Plan (the "Plan") is intended to benefit the stockholders of ACTV (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company's shareholders and therefore will be encouraged to increase their proprietary interest in the Company.

b) Effective Date. To serve this purpose, the Plan will become effective upon its approval by the affirmative vote of a majority of the votes cast at the Company's 1999 Annual Meeting of Shareholders.

2. ADMINISTRATION

a) Committee. The Plan shall be administered by a Committee, appointed by the Board of Directors of the Company (the "Board"), which shall consist of no less than two of its members, all of whom shall not be employees of the Company (the "Committee"); provided, however, that from time to time the Board may assume, at its sole discretion, administration of the Plan. Except with regard to awards to employees subject to Section 16 of the Securities Exchange Act of 1934, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

b) Powers and Authority. The Committee's powers and authority include, but are not limited to: selecting individuals, who are either employees of the Company and any subsidiary of the Company or other entity in which the Company has a significant equity or other interest as determined by the Committee, or non-employee members of the Board or independent consultants or other persons who perform services for or on behalf of the Company, to receive awards; determining the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting contingencies; permitting transferability of awards to eligible third parties; interpreting the Plan's provisions; and administering the Plan in a manner that is consistent with its purpose. The Committee's decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board shall be liable for any action or determination made in good faith in administering the Plan.

c) Award Prices. All awards denominated or made in Shares shall use as the per Share price the last sale price of a share of the Common Stock of the Company ("Share") as reported by the principal exchange on which the Shares are traded or listed for trading, on the applicable date as determined by the Committee, or if Shares are not traded on such date, the last sale price on the next preceding day on which such Shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be (i) the day on which an award recipient was hired, promoted or such similar singular even occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award.

3. SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

a) Maximum Shares Available for Delivery. Subject to adjustments under Section 3(d), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 1,500,000;
(ii) any Shares available for future awards under the Company's 1996 and 1998 Stock Option Plan as of the effective date of this Plan; and (iii) any Shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of Shares or

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which result in the forfeiture of Shares back to the Company. In addition, any
Shares delivered under the Plan or any prior plan of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan or any prior plan of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using Shares, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. In addition, shares available for delivery in settlement of Awards under the Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 1999.

b) Other Plan Limits. Subject to adjustment under Section 3(d), the following additional maximums are imposed under the Plan. The maximum number of Shares that may be issued in connection with stock options intended to comply with
Section 422 or any other similar provision of the Internal Revenue Code ("incentive stock options") shall be 1,500,000. The maximum number of Shares that may be issued in conjunction with awards granted pursuant to Section 4(d) shall be 300,000, plus up to twenty-five percent (25%) of any shares acquired by the Company pursuant to the last sentence of Section 3(a). The maximum aggregate number of Shares that may be covered by awards granted to any one individual pursuant to Sections 4(b) and 4(c) shall not exceed the sum of (i) 750,000 during any consecutive three calendar years, and (ii) any portion(s) of this 750,000 Share limitation not utilized in any prior three consecutive calendar year period commencing with the year 1999. The maximum payment that can be made for awards granted to any one individual pursuant to Sections 4(d) and 4(e) shall be $1,000,000 for any single or combined performance goals established for a specified performance period. If a payment under Section 4(d) is made in Shares, the value of such Shares for determining this maximum individual payment amount will be the closing price of a Share on the first day of the applicable performance period. A specified performance period for purposes of this performance goal payment limit shall not exceed a sixty (60) consecutive month period.

c) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may, in addition to granting awards under Section 4, use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including those of any entity acquired by the Company.

d) Adjustments for Corporate Transactions.

(i) The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee shall, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(b); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights.

(ii) In the event that the Company is not the surviving company of a merger, consolidation or amalgamation with another company, or in the event of a liquidation or reorganization of the Company, and in the absence of the surviving corporation's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate adjustments and/or settlements of such grants either at the time of grant or at a subsequent date. The Committee may also provide for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the Plan's purpose in the event of any other change-in-control of the Company.

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4. TYPES OF AWARDS

a) General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(c), an award may be granted as an alternative to or replacement of an existing award under the Plan or under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

b) Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the per Share amount stipulated by Section 2(c). A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting Shares subject to Options granted hereunder having a value equal to the exercise price of the Options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above.

c) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent (100%) of the per Share amount stipulated by Section 2(c).

d) Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Except in cases of certain terminations of employment or an extraordinary event, each stock award shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or looses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

e) Cash Award. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to a three-year minimum vesting period similar to the one described in Section 4(d) above, such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth in Section 4(d).

5. AWARD SETTLEMENTS AND PAYMENTS

a) Dividends and Dividend Equivalents. An award may contain the right to receive dividends or dividend equivalent payments that may be paid either currently or credited to a participant's account. Any such crediting of dividends or dividend equivalents or reinvestment in Shares may be subject to such conditions, restrictions and contingencies as

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the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

b) Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents.

6. PLAN AMENDMENT AND TERMINATION

a) Amendments. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that: (i) the Share and other Award limitations set forth in Sections 3(a) and 3(b) cannot be increased and (ii) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(c) and 4(b) and (c) cannot be changed unless such a plan amendment is properly approved by the Company's stockholders.

b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant's rights regarding such award.

7. MISCELLANEOUS

(a) No Individual Rights. No person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

b) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

c) Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

d) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

e) Governing Law. The validity, construction and effect of the Plan and any award, agreement or other instrument issued under it shall be determined in accordance with the laws of the state of Delaware without reference to principles of conflict of law.